Exhibit 5.1

+1 212 230 8800 (t)

+1 212 230 8888 (f)

wilmerhale.com

January 25, 2017

Ocular Therapeutix, Inc.

34 Crosby Drive, Suite 105

Bedford, MA 01730

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-210777) (the “Registration Statement”) filed by Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, an indeterminate number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at an initial aggregate offering price not to exceed $150,000,000, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated January 23, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale by the Company of 3,571,429 shares of Common Stock (the “Shares”).

The Shares are to be issued and sold by the Company pursuant to an underwriting agreement, dated January 23, 2017, between the Company and Cantor Fitzgerald & Co. (the “Underwriting Agreement”). The Underwriting Agreement has been filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated January 25, 2017.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares pursuant to the Underwriting Agreement. We have examined and relied upon copies of the Registration Statement and the Prospectus, as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Restated Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”); the Amended and Restated By-laws of the Company (as amended or restated from time to time); records of meetings and actions of stockholders and of the Board of Directors of the Company, including committees thereof, and corporate proceedings of the Company regarding the authorization of the execution and delivery of the Underwriting Agreement and the authorization and issuance of the Shares, as provided to us by the Company; the Underwriting Agreement; certificates of representatives of the Company; certificates of public officials; and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

Ocular Therapeutix, Inc.

January 25, 2017

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records and stock books of the Company provided to us by the Company.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that (i) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement; (ii) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; and (iii) the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We have assumed that there will not have occurred, prior to the date of issuance of the Shares, any change in law affecting the validity of such Shares and that at the time of the issuance and sale of the Shares, the Board of Directors of the Company (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Ocular Therapeutix, Inc.

January 25, 2017

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Brian A. Johnson
Brian A. Johnson, a Partner